James Advantage Funds

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                           DOMESTIC CUSTODY SERVICES
                                  FEE SCHEDULE
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Annual Fee Based Upon Market Value*
      o     .0075% (3/4 of a basis point) on the first $3 billion in assets,
      o     .00625% (5/8 of a basis point) on assets thereafter.

No transaction fees will apply for daily portfolio activity, including the purchase/sale of a security, maturity, income payment, tender or exchange.

Overdrafts will be charged to the account at prime interest rate plus 2 unless a Line of Credit is in place.

Plus Out-Of-Pocket Expenses - Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.
Effective October 1, 2006.
* Subject to annual CPI increase, Milwaukee MSA.
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